Exhibit 99

MATRIX SERVICE COMPANY REPORTS FISCAL YEAR 2025 THIRD QUARTER RESULTS

TULSA, OK – May 7, 2025 – Matrix Service Company (Nasdaq: MTRX), a leading provider of engineering and construction services to the energy and industrial markets, today announced results for the third quarter of fiscal 2025 ended March 31, 2025.

THIRD QUARTER FISCAL 2025 RESULTS
(all comparisons versus the prior year quarter unless otherwise noted)

•Total backlog of $1.4 billion, an increase of 7.7% from the second quarter of fiscal 2025
•Total project awards in the quarter of $301.2 million, resulting in a book-to-bill ratio of 1.5x, bringing year-to-date book-to-bill to 1.0x
•Revenue of $200.2 million, an increase of 21%
•Net loss per share of $(0.12) versus $(0.53)
•Break-even Adjusted EBITDA(1) versus $(10.0) million
•Cash flow from operations of $31.2 million
•Liquidity at March 31, 2025 of $247.1 million with no outstanding debt

MANAGEMENT COMMENTARY

“Our third quarter results reflect accelerating revenue, supported by backlog growth which advances our return to profitability and enhances our visibility into future earnings,” said John Hewitt, President and Chief Executive Officer of Matrix Service Company. “We achieved robust year-over-year revenue growth in our Storage & Terminal Solutions and Utility & Power Infrastructure segments, driven by execution on major projects. Awards during the quarter resulted in a book-to-bill of 1.5x as demand across our core energy and industrial end-markets remains strong.

“We are well positioned to achieve a book-to-bill of at or near 1.0x as we close out the fiscal year, however heightened macroeconomic uncertainty may affect the timing of customer decisions,” continued Hewitt. “These include delaying final investment decisions as they assess the evolving impact of U.S. trade and environmental policy on infrastructure economics. The uncertainties related to these issues, combined with normal project timing movement as well as our exit of a small non-core service line, led us to the reduction of our fiscal year revenue guidance by 10 percent. While this has moderated our near-term rate of growth, our record level backlog and $7 billion project pipeline give us confidence the top line growth will continue. Further, our clients have been very open on their intention to advance projects under this favorable regulatory environment.

“The Company is on track to return to profitability and remains focused on executing our growing backlog with an emphasis on quality, safety, and operational excellence,” said Hewitt. “We continue to sharpen and better align our business for the current and coming marketplace. Accordingly, during the third and fourth quarters, we are consolidating certain aspects of the business to further improve our performance and create a flatter, leaner management structure. In addition, we continue to evaluate our business lines and, where appropriate, reallocate resources to those businesses that present the best opportunities. We remain
(1) Adjusted EBITDA is a non-GAAP financial measure which excludes interest expense, interest income, income taxes, depreciation and amortization expense, gain on asset sales, restructuring costs, and stock-based compensation. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net loss and net loss per share.

focused on delivering sustainable, long-term shareholder value by building a resilient, growth-oriented platform aligned with the evolving needs of our customers.”

FINANCIAL SUMMARY

Fiscal 2025 third quarter revenue was $200.2 million, compared to $166.0 million in the fiscal third quarter of 2024. The increase in revenue for the quarter is attributable to higher revenue volumes in our Storage and Terminal Solutions and Utility and Power Infrastructure segments, partially offset by reduced revenue volumes in Process and Industrial Facilities.

Gross margin was $12.9 million, or 6.4%, in the third quarter of fiscal 2025 compared to $5.6 million, or 3.4% for the third quarter of fiscal 2024. The increase in gross margin for the quarter is attributable to higher gross margins in our Utility and Power Infrastructure and Process and Industrial Facility segments.

SG&A expenses were $17.7 million in the third quarter of fiscal 2025, compared to $19.9 million for the third quarter of fiscal 2024. The decrease is primarily due to a decrease in cash-settled stock-based compensation.

For the third quarter of fiscal 2025, the Company had a net loss of $(3.4) million, or $(0.12) per share, compared to a net loss of $(14.6) million, or $(0.53) per share, in the third quarter of fiscal 2024. Adjusted EBITDA for the third quarter of fiscal 2025 was break-even compared to $(10.0) million for the third quarter of fiscal 2024.

SEGMENT RESULTS

Storage and Terminals Solutions segment revenue increased 77% to $96.1 million in the third quarter of fiscal 2025 compared to $54.3 million in the third quarter of fiscal 2024, due to increased volume of work for specialty vessel and LNG storage projects. Gross margin was 3.9% in the third quarter of fiscal 2025, compared to 4.3% in the third quarter of fiscal 2024. Although higher revenue resulted in improved leverage of our cost structure, segment gross margin continues to be impacted by under-recovery as we allocate more resources to this segment in anticipation of continuing revenue growth. Additionally, gross margin for the third quarter of fiscal 2025 was negatively impacted by lower than anticipated labor productivity on a crude terminal project.

Utility and Power Infrastructure segment revenue increased 27% to $58.7 million in the third quarter of fiscal 2025 compared to $46.1 million in the third quarter of fiscal 2024, benefiting from a higher volume of work associated with natural gas peak shaving projects. Gross margin was 9.4% in the third quarter of fiscal 2025, compared to 3.1% for the third quarter of fiscal 2024, an increase of 6.3% due to strong project execution and improved construction overhead cost absorption as a result of higher revenues.

Process and Industrial Facilities segment revenue decreased to $45.4 million in the third quarter of fiscal 2025 compared to $65.6 million in the third quarter of fiscal 2024, primarily due to lower revenue volumes resulting from the completion of a large renewable diesel project. Gross margin was 8.3% in the third quarter of fiscal 2025, compared to 2.7% for the third quarter of fiscal 2024. Gross margin in the prior period was adversely impacted by reduced labor demand for turnaround and maintenance services in the final year of a three-year refinery maintenance contract which has since been renewed. The accounting for this change resulted in a cumulative catch-up adjustment over the life of the contract, which impacted gross margins during the prior year period.

BACKLOG

The Company’s backlog was $1.4 billion as of March 31, 2025. Project awards totaled $301.2 million in the third quarter of fiscal 2025, resulting in a book-to-bill ratio of 1.5x for the quarter, and a trailing twelve month book-to-bill ratio of 1.0x. Project awards during the quarter for fiscal 2025 included a project for the engineering and construction of large refrigerated propane and butane tanks, as well as spheres for related NGL products. The table below summarizes our awards, book-to-bill ratios and backlog by segment for our third quarter (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended
	March 31, 2025		Backlog as of
Segment:	Awards	Book-to-Bill(1)	March 31, 2025
Storage and Terminal Solutions	$204,839	2.1x	$847,771
Utility and Power Infrastructure	37,686	0.6x	297,526
Process and Industrial Facilities	58,667	1.3x	266,868
Total	$301,192	1.5x	$1,412,165

(1)Calculated by dividing project awards by revenue recognized during the period.

FINANCIAL POSITION

Net cash provided by operating activities during the three months ended March 31, 2025 was $31.2 million and primarily reflects scheduled payments from customers associated with active projects in backlog.

As of March 31, 2025, Matrix had total liquidity of $247.1 million. Liquidity is comprised of $185.5 million of unrestricted cash and cash equivalents and $61.5 million of borrowing availability under the credit facility. The Company also has $25.0 million of restricted cash to support the facility. As of March 31, 2025, we had no outstanding debt.

FISCAL YEAR 2025 FINANCIAL GUIDANCE

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of May 7, 2025. Various factors outside of the Company's control may impact the Company's revenue and business. These include the timing of project awards and starts which may be impacted by market fundamentals, client decision-making, and federal trade and environmental policy uncertainty. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.

Today, Matrix provided an update to its fiscal year 2025 revenue guidance:

	Fiscal Year 2024	Fiscal Year 2025	Fiscal Year 2025
	Actual	Previous Guidance	Current Guidance
Revenue	$728.2 million	$850 - $900 million	$770 - $800 million

CONFERENCE CALL DETAILS

In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, May 13, 2025.

Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/yecbf8dw, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.

If you would like to dial in to the conference call, please register at https://register-conf.media-server.com/register/BI7faa58339e834324be0e0db60864d33f at least 10 minutes prior to the start time. Upon registration, participants will receive a dial-in number and unique PIN to join the call as well as an e-mail confirmation with the details.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

ABOUT MATRIX SERVICE COMPANY

Matrix Service Company (Nasdaq: MTRX) is a leading specialty engineering and construction company whose commitment to safety, quality, and integrity has earned the Company a leadership position in providing infrastructure solutions across multiple end markets. Our work is foundational to helping our energy and industrial clients achieve their objectives, positively impact quality of life through the products they provide and improve the efficiency and resilience of their critical infrastructure. We pride ourselves on our commitment to our culture and core values, offering an inclusive and respectful work environment, and being certified as a Great Place To Work®.

The Company is headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia, and Seoul, South Korea. The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.

To learn more about Matrix Service Company, visit matrixservicecompany.com

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kellie Smythe
Senior Director, Investor Relations, Marketing, Communications & Sustainability
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Revenue	$200,161	$166,013	$552,909	$538,714
Cost of revenue	187,311	160,435	521,354	510,688
Gross profit	12,850	5,578	31,555	28,026
Selling, general and administrative expenses	17,726	19,948	53,592	52,792
Restructuring costs	124	—	124	—
Operating loss	(5,000)	(14,370)	(22,161)	(24,766)
Other income (expense):
Interest expense	(134)	(143)	(368)	(787)
Interest income	1,518	165	4,668	477
Other	182	(235)	(313)	4,481
Loss before income tax expense	(3,434)	(14,583)	(18,174)	(20,595)
Provision (benefit) for federal, state and foreign income taxes	—	(2)	16	4
Net loss	$(3,434)	$(14,581)	$(18,190)	$(20,599)
Basic loss per common share	$(0.12)	$(0.53)	$(0.66)	$(0.75)
Diluted loss per common share	$(0.12)	$(0.53)	$(0.66)	$(0.75)
Weighted average common shares outstanding:
Basic	27,836	27,443	27,731	27,357
Diluted	27,836	27,443	27,731	27,357

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	March 31, 2025	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$185,541	$115,615
Accounts receivable, net of allowance for credit losses	205,291	138,987
Costs and estimated earnings in excess of billings on uncompleted contracts	38,567	33,893
Inventories	6,389	8,839
Income taxes receivable	204	180
Prepaid expenses and other current assets	7,816	4,077
Total current assets	443,808	301,591
Restricted cash	25,000	25,000
Property, plant and equipment, net	42,307	43,498
Operating lease right-of-use assets	17,740	19,150
Goodwill	28,885	29,023
Other intangible assets, net of accumulated amortization	829	1,651
Other assets, non-current	55,171	31,438
Total assets	$613,740	$451,351

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	March 31, 2025	June 30, 2024
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$79,048	$65,629
Billings on uncompleted contracts in excess of costs and estimated earnings	332,657	171,308
Accrued wages and benefits	19,009	15,878
Accrued insurance	4,660	4,605
Operating lease liabilities	3,914	3,739
Other accrued expenses	2,936	3,956
Total current liabilities	442,224	265,115
Deferred income taxes	23	25
Operating lease liabilities	17,559	19,156
Other liabilities, non-current	3,224	2,873
Total liabilities	463,030	287,169
Commitments and contingencies
Stockholders’ equity:
Common stock — $0.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued at March 31, 2025 and June 30, 2024, respectively; 27,606,852 and 27,308,795 shares outstanding as of March 31, 2025 and June 30, 2024, respectively;	279	279
Additional paid-in capital	147,805	145,580
Retained earnings	15,751	33,941
Accumulated other comprehensive loss	(10,485)	(9,535)
Treasury stock, at cost — 281,365 and 579,422 shares as of March 31, 2025 and June 30, 2024, respectively;	(2,640)	(6,083)
Total stockholders' equity	150,710	164,182
Total liabilities and stockholders’ equity	$613,740	$451,351

Matrix Service Company
Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Operating activities:
Net loss	$(3,434)	$(14,581)	$(18,190)	$(20,599)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	2,513	2,645	7,538	8,337
Stock-based compensation expense	2,186	1,980	6,754	5,765
Loss (gain) on disposal of property, plant and equipment	(58)	59	(122)	(4,530)
Other	127	77	108	202
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable, net of allowance for credit losses	(69,872)	(23,361)	(88,802)	(43,113)
Costs and estimated earnings in excess of billings on uncompleted contracts	(3,856)	5,826	(4,674)	10,288
Inventories	768	(616)	2,450	(1,620)
Other assets and liabilities	1,843	3,416	(5,120)	1,653
Accounts payable	(1,519)	(6,620)	12,955	(20,923)
Billings on uncompleted contracts in excess of costs and estimated earnings	95,120	50,384	161,349	82,221
Accrued expenses	7,429	5,629	2,517	7,886
Net cash provided by operating activities	31,247	24,838	76,763	25,567
Investing activities:
Capital expenditures	(2,566)	(4,830)	(5,425)	(5,689)
Proceeds from sale of property, plant and equipment	74	2,729	237	5,535
Net cash used by investing activities	(2,492)	(2,101)	(5,188)	(154)
Financing activities:
Advances under asset-backed credit facility	—	—	—	10,000
Repayments of advances under asset-backed credit facility	—	—	—	(20,000)
Proceeds from issuance of common stock under employee stock purchase plan	47	41	149	132
Repurchase of common stock for payment of statutory taxes due on equity-based compensation	—	—	(1,235)	(456)
Net cash provided (used) by financing activities	47	41	(1,086)	(10,324)
Effect of exchange rate changes on cash	(38)	(280)	(563)	(243)
Net increase in cash and cash equivalents	28,764	22,498	69,926	14,846
Cash, cash equivalents and restricted cash, beginning of period	149,610	52,359	140,615	79,812
Cash, cash equivalents and restricted cash, end of period	$178,374	$74,857	$210,541	$94,658
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Income taxes	$21	$(105)	$39	$(148)
Interest	$84	$129	$316	$776

Matrix Service Company
Results of Operations

(In thousands)

	Storage and Terminal Solutions		Utility and Power Infrastructure		Process and Industrial Facilities		Corporate		Total
	Three Months Ended March 31, 2025
Total revenue (1)	$96,054		$58,676		$45,431		$—		$200,161
Cost of revenue	(92,323)		(53,139)		(41,672)		(177)		(187,311)
Gross profit (loss)	3,731		5,537		3,759		(177)		12,850
Selling, general and administrative expenses	6,344		2,536		2,142		6,704		17,726
Restructuring costs	—		124		—		—		124
Operating income (loss)	$(2,613)		$2,877		$1,617		$(6,881)		$(5,000)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $1.1 million for the three months ended March 31, 2025.
	Storage and Terminal Solutions		Utility and Power Infrastructure		Process and Industrial Facilities		Corporate		Total
	Three Months Ended March 31, 2024
Total revenue (1)	$54,304		$46,120		$65,589		$—		$166,013
Cost of revenue	(51,991)		(44,711)		(63,822)		89		(160,435)
Gross profit	2,313		1,409		1,767		89		5,578
Selling, general and administrative expenses	5,395		2,733		2,590		9,230		19,948
Operating loss	$(3,082)		$(1,324)		$(823)		$(9,141)		$(14,370)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $1.3 million for the three months ended March 31, 2024.

	Storage and Terminal Solutions		Utility and Power Infrastructure		Process and Industrial Facilities		Corporate		Total
	Nine Months Ended March 31, 2025
Total revenue (1)	$269,800		$175,664		$107,445		$—		$552,909
Cost of revenue	(254,100)		(165,411)		(101,319)		(524)		(521,354)
Gross profit (loss)	15,700		10,253		6,126		(524)		31,555
Selling, general and administrative expenses	17,480		10,073		5,585		20,454		53,592
Restructuring costs	—		124		—		—		124
Operating income (loss)	$(1,780)		$56		$541		$(20,978)		$(22,161)
(1) Total revenues are net of inter-segment revenues which are primarily Process and Industrial Facilities and were $2.8 million for the nine months ended March 31, 2025.
	Storage and Terminal Solutions		Utility and Power Infrastructure		Process and Industrial Facilities		Corporate		Total
	Nine Months Ended March 31, 2024
Total revenue (1)	$206,808		$118,659		$212,014		$1,233		$538,714
Cost of revenue	(197,704)		(112,139)		(198,498)		(2,347)		(510,688)
Gross profit (loss)	9,104		6,520		13,516		(1,114)		28,026
Selling, general and administrative expenses	14,362		6,259		7,884		24,287		52,792
Operating income (loss)	$(5,258)	$—	$261	$—	$5,632	$—	$(25,401)	$—	$(24,766)
(1) Total revenues are net of inter-segment revenues which are primarily Storage and Terminal Solutions and were $3.1 million for the nine months ended March 31, 2024.

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:
•fixed-price awards;
•minimum customer commitments on cost plus arrangements; and
•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
Three Months Ended March 31, 2025

The following table provides a summary of changes in our backlog for the three months ended March 31, 2025:

	Storage and Terminal Solutions		Utility and Power Infrastructure		Process and Industrial Facilities		Total
	(In thousands)
Backlog as of December 31, 2024	$738,986		$318,516		$253,632		$1,311,134
Project awards	204,839		37,686		58,667		301,192
Revenue recognized	(96,054)		(58,676)		(45,431)		(200,161)
Backlog as of March 31, 2025	$847,771		$297,526		$266,868		$1,412,165
Book-to-bill ratio (1)	2.1	x	0.6	x	1.3	x	1.5	x
(1)Calculated by dividing project awards by revenue recognized.

Nine Months Ended March 31, 2025
The following table provides a summary of changes in our backlog for the nine months ended March 31, 2025:

	Storage and Terminal Solutions		Utility and Power Infrastructure		Process and Industrial Facilities		Total
	(In thousands)
Backlog as of June 30, 2024	$798,255		$379,697		$251,521		$1,429,473
Project awards	319,316		93,493		126,898		539,707
Other adjustment (2)	—		—		(4,106)		(4,106)
Revenue recognized	(269,800)		(175,664)		(107,445)		(552,909)
Backlog as of March 31, 2025	$847,771		$297,526		$266,868		$1,412,165
Book-to-bill ratio (1)	1.2	x	0.5	x	1.2	x	1.0	x
(1)Calculated by dividing project awards by revenue recognized.
(2)Backlog was reduced as a result of the closure of a customer's facility. This customer has historically represented less than 1% of our consolidated revenues.

Non-GAAP Financial Measures
Adjusted Net Loss
We have presented Adjusted net loss, which we define as Net loss before gain on sale of assets, and the tax impact of these adjustments, because we believe it better depicts our core operating results. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted net loss. Since Adjusted net loss is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted net loss, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net loss excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net loss, has certain material limitations as follows:
•It does not include gain on the sale of assets. While these sales occurred outside the normal course of business, any measure that excludes this gain has inherent limitations since the sales resulted in material inflows of cash.
•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
A reconciliation of Net loss to Adjusted net loss follows:

Reconciliation of Net Loss to Adjusted Net Loss
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Net loss, as reported	$(3,434)	$(14,581)	$(18,190)	$(20,599)
Restructuring costs	124	—	124	—
Gain on sale of assets(1)	—	—	—	(4,542)
Tax impact of adjustments and other net tax items(2)	—	—	—	—
Adjusted net loss	$(3,310)	$(14,581)	$(18,066)	$(25,141)

Loss per fully diluted share, as reported	$(0.12)	$(0.53)	$(0.66)	$(0.75)
Adjusted loss per fully diluted share	$(0.12)	$(0.53)	$(0.65)	$(0.92)

(1)In fiscal 2024, we sold our Burlington, ON office in the first quarter and recorded a gain of $2.5 million. In the second quarter of fiscal 2024, we sold a facility in Catoosa, Oklahoma for $2.7 million in net proceeds, which resulted in a gain of $2.0 million.
(2)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment. Due to the existence of valuation allowances on our deferred tax assets and net operating losses, there was no tax impact of any of the adjustments in any period presented.

Adjusted EBITDA
We have presented Adjusted EBITDA, which we define as net loss before gain on sale of assets, stock-based compensation, interest expense, interest income, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include interest income. Because we have money invested in money market depository accounts and we will have earned interest income on these investments, any measure that excludes interest income has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.

•It does not include gain on asset sales. While these sales occurred outside the normal course of business and are not expected to be recurring, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.

•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include equity-settled stock-based compensation expense. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we historically release vested shares out of our treasury stock, which has been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

A reconciliation of Net loss to Adjusted EBITDA follows:
Reconciliation of Net Loss to Adjusted EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
	(in thousands)
Net loss	$(3,434)	$(14,581)	$(18,190)	$(20,599)
Interest expense	134	143	368	787
Interest income(1)	(1,518)	(165)	(4,668)	(477)
Provision (benefit) for federal, state and foreign income taxes	—	(2)	16	4
Depreciation and amortization	2,513	2,645	7,538	8,337
Gain on sale of assets(2)	—	—	—	(4,542)
Restructuring costs	124	—	124	—
Stock-based compensation(3)	2,186	1,980	6,754	5,765
Adjusted EBITDA	$5	$(9,980)	$(8,058)	$(10,725)

(1)Beginning with fiscal 2024, to be more consistent with our peers, we updated our calculation methodology of adjusted EBITDA to include interest income, prior periods have been adjusted to the new methodology.
(2)In fiscal 2024, we sold our Burlington, ON office in the first quarter and recorded a gain of $2.5 million. In the second quarter of fiscal 2024, we sold a facility in Catoosa, Oklahoma , which resulted in a gain of $2.0 million.
(3)Represents only the equity-settled portion of our stock-based compensation expense.